EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Oct. 5, 2021

ORION ENGINEERED CARBONS ENTERS INTO SUSTAINABILITY-LINKED TERM LOAN

Among the first sustainability-linked term loans by a public corporate issuer in the U.S.

HOUSTON (Oct. 5, 2021) -- Orion Engineered Carbons (NYSE: OEC), a leading global supplier of specialty and high-performance carbon black, today announced the successful issuance of a $650 million-equivalent 7-year sustainability-linked Term Loan B, across Euros and U.S. Dollars. With this transaction, Orion has replaced its existing Term Loan B that was scheduled to mature in July 2024 and termed out maturities to September 2028. The transaction is leverage neutral, resulting in total net leverage of approximately 2.4 times, post issuance.

“We are a performance-driven organization committed to creating long-term growth and being a responsible global corporate citizen. Our value creation strategy is founded on growing economic profit while also advancing our ESG goals,” said Corning Painter, Orion’s chief executive officer.

Mr. Painter added, “With that in mind, we are excited to broaden our commitment to responsible growth by securing this sustainability-linked loan, clearly aligning the commitments we have made to our stakeholders with the financing costs of the company. I am particularly proud that the loan has been accepted by the investor community in both European and U.S. markets, reflecting confidence in our financial strength, future business performance and long-term strategy.”

More details on Orion’s sustainability commitments and progress can be found in its 2020 Sustainability Report.

Goldman Sachs Bank USA was the Sole Bookrunner on the refinancing and served as the Sole ESG Structuring Advisor.

About Orion Engineered Carbons

Orion Engineered Carbons (NYSE:OEC) is a global supplier of carbon black products, including high-performance specialty furnace black, gas black, lamp black, thermal black, acetylene black and other carbon blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, batteries, tires, and mechanical rubber goods. The company has over 125 years of history providing customized solutions from a network of 14 global production sites and is dedicated to responsible business practices that emphasize reliability, innovation and sustainability. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.

Contact:
Wendy Wilson	William Foreman
Orion Engineered Carbons	Orion Engineered Carbons
Investor Relations	Corporate Communications
+1 281-974-0155	+1 281-889-7833

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